Exhibit 21.1

LIST OF SUBSIDIARIES

I. Legal and Beneficial Ownership

GAIA Holding B.V.

Lithiontech B.V.

DILO Trading AG

Lithiontech Licensing B.V.

GAIA Advanced Lithium Battery Systems Europe GmbH

Lithion Corporation

II. Beneficial Ownership

GAIA Akkumulatorenwerke GmbH